Exhibit 10.22

FOURTH AMENDMENT TO

UNITED CONTINENTAL HOLDINGS, INC.

PERFORMANCE-BASED RSU PROGRAM

WHEREAS, the United Continental Holdings, Inc. Performance-Based RSU Program, as amended (the “Program”), has heretofore been adopted by the Compensation Committee (the “Committee”) of the Board of Directors of United Continental Holdings, Inc. to implement in part the “RSU” and “Performance Compensation Award” provisions of the United Continental Holdings, Inc. 2008 Incentive Compensation Plan, as amended from time to time; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective with respect to Performance Periods (as such term is defined in the Program) beginning on or after January 1, 2016:

1. Section 2.1(bb) of the Program shall be deleted and the following shall be substituted therefor:

“(bb) “ROIC” means, with respect to each Performance Period and determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with applicable accounting rules and as established by the Committee within 90 days after the commencement of the Performance Period (but in no event after the date required for a performance goal to be considered pre-established under section 162(m) of the Code), either:

(I) “Net Operating Profit After Tax” for such Performance Period divided by “Average Invested Capital” for such Performance Period (expressed as a percentage carried to two decimal points), where:

“Net Operating Profit After Tax” means the difference between (i) the sum of (A) the aggregate consolidated net income of the Company for such Performance Period (adjusted to exclude any item that is special, extraordinary or unusual in nature or infrequent in occurrence (as determined in according with applicable accounting rules) and any unrealized gains or losses from hedging activities), (B) the aggregate consolidated interest expense and income taxes incurred by the Company for such Performance Period, (C) the portion of the aggregate capitalized aircraft rent for all aircraft where the Company is the named lessor for such Performance Period that represents interest (which shall be calculated as the sum of such amounts for each calendar year within such Performance Period based on the long term average interest rate incurred by the Company on book debt), and (D) the aggregate consolidated interest expense for such Performance Period on pension and post-retirement obligations less the aggregate consolidated expected returns for such Performance Period on pension assets, and (ii) the aggregate consolidated income taxes that would have been paid for such Performance Period with respect to the sum described in clause (i) above based on the income tax rate implied by actual taxes paid as a percentage of consolidated net income determined in accordance with U.S. generally accepted accounting principles; and

“Average Invested Capital” means the average “Invested Capital” for the years included in such Performance Period, where “Invested Capital” means the following:

With respect to each such year, the average of an amount equal to “A” plus “B” minus “C” for each of (i) the fiscal quarter immediately preceding such year and (ii) the four fiscal quarters within such year, where:

“A”	equals the aggregate consolidated total assets of the Company as of the last day of such fiscal quarter;

“B”	equals the aggregate consolidated capitalized aircraft rent for aircraft leases where the Company is the named lessor for such fiscal quarter, which is measured by multiplying the aircraft rent expense (mainline and regional) for the trailing 12-month period ending in such fiscal quarter by 7.0; and

“C”	equals the aggregate consolidated non-interest bearing liabilities of the Company (both current and long term) as of the last day of such fiscal quarter.

Or

(II) “Net Operating Profit Before Tax” for such Performance Period divided by “Average Invested Capital” (as defined above in section 2(bb)(I)) for such Performance Period (expressed as a percentage carried to two decimal points), where:

“Net Operating Profit Before Tax” means the sum of (A) the aggregate consolidated pre-tax income of the Company for such Performance Period (adjusted to exclude any item that is special, extraordinary or unusual in nature or infrequent in occurrence (as determined in according with applicable accounting rules) and any unrealized gains or losses from hedging activities), (B) the aggregate consolidated interest expense incurred by the Company for such Performance Period, (C) the portion of the aggregate capitalized aircraft rent for all aircraft where the Company is the named lessor for such Performance Period that represents interest (which shall be calculated as the sum of such amounts for each calendar year within such Performance Period based on the long-term average interest rate incurred by the Company on book debt), and (D) the aggregate consolidated interest expense for such Performance Period on pension and post-retirement obligations less the aggregate consolidated expected returns for such Performance Period on pension assets.”

2. As amended hereby, the Program is specifically ratified and reaffirmed.